Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD APPOINTS TWO NEW SENIOR EXECUTIVES TO SUPPORT CONTINUED GROWTH AS A LEADER IN GASTROENTEROLOGY

– Chief Financial Officer and Senior Vice President of Finance and Corporate Strategy –

– Senior Vice President of Corporate Communications –

CAMBRIDGE, Mass., September 2, 2014 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) announced today the appointment of Thomas Graney as chief financial officer (CFO) and senior vice president of finance and corporate strategy, and the appointment of Lisa Adler as senior vice president of corporate communications. Prior to joining Ironwood, Mr. Graney served as worldwide vice president of finance and CFO of Ethicon, a global leader in surgical medical devices and a Johnson & Johnson (J&J) company. Ms. Adler previously served as vice president of corporate communications for Millennium: The Takeda Oncology Company. Michael Higgins, who was CFO and chief operating officer (COO) of Ironwood, has decided to leave the company but plans to remain as COO through December 2014 to ensure a smooth transition.

“As Ironwood executes on our strategy of building a leading GI company, we are judiciously adding new capabilities to enable continued growth while improving the effectiveness and productivity of the organization,” said Peter Hecht, chief executive officer of Ironwood. “We’re incredibly fortunate to have experienced industry leaders like Tom and Lisa join our executive team, and we look forward to their contributions as we seek to maximize the potential of our marketed and investigational medicines to create value for patients and for our fellow shareholders.”

“Michael has been instrumental in building Ironwood: he has been a critical force in setting our strategy and establishing the solid financial base on which we brought our first medicine to patients. He has decided to look for a greater challenge outside of Ironwood and will be missed,” Mr. Hecht added.

Prior to joining Ironwood, Mr. Graney spent 20 years working with J&J and its affiliates, most recently serving for four years as worldwide vice president of finance and CFO of Ethicon. In addition, Mr. Graney has extensive global experience that spans corporate development, commercial strategy, portfolio management and supply chain management. A Chartered Financial Analyst charterholder, Mr. Graney holds a B.S. in accounting from the University of Delaware and an M.B.A. in marketing, finance and international business from the Leonard N. Stern School of Business at New York University.

Ms. Adler brings to Ironwood more than 25 years of experience in corporate branding and healthcare communications, most recently serving as the vice president of corporate communications at Millennium Pharmaceuticals, now a part of Takeda Pharmaceutical Company Ltd. In this role, she designed and implemented global communications strategies to enhance the value of the company, its marketed products and its pipeline. Her responsibilities encompassed corporate reputation management, brand public relations, digital communications, investor relations, corporate social responsibility, patient advocacy and employee communications. Prior to joining Millennium, Ms. Adler held communications positions with Feinstein Kean Healthcare, a public relations agency and an Ogilvy PR Worldwide company, and with J&J. She holds a B.S. from the University of Massachusetts at Amherst.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and a number of other countries. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

This press release contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including, but not limited to, statements about Ironwood’s leadership, management transition plans, management compensation, growth, business strategy, productivity and the potential of its marketed and investigational medicines and their impact. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those related to pre-clinical and clinical development, manufacturing, and formulation development; decisions made by regulatory authorities; decisions made by the U.S. Patent and Trademark Office and its foreign counterparts; intellectual property rights of competitors or potential competitors; efficacy, safety and tolerability; competition in disease states; the commercial potential of Ironwood’s product and product candidates; the risk that Ironwood may never get sufficient patent protection for its product and product candidates; the risk that Ironwood’s planned investments do not have the anticipated effect on Ironwood’s revenues, or its product or product candidates; the risk that Ironwood is unable to manage its operating expenses over the year due to foreseeable or unforeseeable events or occurrences; and the risks presented by future business decisions made by Ironwood and its competitors or potential competitors. Applicable risks also include those that are listed under the heading “Risk Factors” and elsewhere in Ironwood’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, in addition to the risk factors that are listed from time to time in Ironwood’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other subsequent SEC filings. Ironwood undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after this press release. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com